Exhibit 19

INSIDER TRADING POLICY

I. PURPOSE

The purpose of the FuelCell Energy, Inc. (the “Company”) Insider Trading Policy (as amended, the “Policy”) is to provide standards and rules for the Company and the Company’s directors, officers and employees to comply with federal and state securities laws regarding insider trading, which generally prohibit certain persons who are aware of material nonpublic information about the Company from: (A) trading in securities of the Company, and (B) providing material nonpublic information to other persons who may trade on the basis of that information. It is the Company’s policy to comply with the insider trading laws and regulations of the United States. The Policy sets forth certain requirements for Insiders and Covered Persons (as each term is defined below) to comply with such insider trading laws and regulations.

II. SCOPE

Persons Subject to the Policy

A. Insiders.  The Policy applies to all directors, officers and employees of the Company and its subsidiaries (collectively referred to as “Insiders”) and any outsiders whom the Compliance Officer (defined below) may designate as Insiders because they have access to material nonpublic information concerning the Company, including without limitation, consultants, contractors and advisors to, and representatives of, the Company.

B. Covered Persons.  The same restrictions that apply to “Insiders”, described above, apply to the following “Covered Persons”: an Insider’s family members, including an Insider’s spouse, who reside with the Insider, anyone else who lives in the Insider’s household, and any family members who do not live in the Insider’s or employee’s household but whose transactions involving the Company’s securities are directed by the Insider or are subject to the Insider’s influence or control (such as parents or children who consult with the Insider before they trade in the Company’s securities).  You are responsible for the transactions of these Covered Persons and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of the Policy and applicable securities laws as if the transactions were for your own account.

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Insider Trading Policy

C. Transactions and Securities Subject to the Policy. The Policy applies to any and all transactions in the Company’s securities, including its common stock and options to purchase common stock, and any other type of securities that the Company may issue, including, but not limited to, preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities. The Policy also applies, under certain circumstances, to transactions in the securities of other companies.

D. Certification.The Policy will be delivered to all directors, officers, employees and designated outsiders upon adoption by the Company of any amended version of the Policy, and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each Section 16 Individual (defined below) and Key Employee (defined below) must sign an acknowledgment that he or she has received and has read a copy of the Policy and agrees to comply with the Policy’s terms.

The Company may change the procedures or adopt new procedures as the Company considers appropriate in order to carry out the purposes of the Policy.

E. Individual Responsibility/ Reporting Violations

a.	The ultimate responsibility for complying with the Policy and applicable laws and regulations rests with you. Each Insider is responsible for making sure that he or she complies with the Policy, and that any Covered Person, as identified above, also complies with the Policy. Any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to the Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. The rules relating to insider trading can be complex, and violations of insider trading laws can carry severe consequences including but not limited to, legal penalties and disciplinary action by the Company for any conduct prohibited by the Policy or applicable securities laws, as described in Section VII below in more detail under the heading “Potential Civil, Criminal and Disciplinary Sanctions”.

b.	It is your responsibility to help enforce the Policy. Should you be aware of possible violations of the Policy, you should promptly report such violations or suspected violations to the Compliance Officer or any member of the Legal Department. If you prefer that your identity be kept anonymous, your anonymity will be preserved to the extent reasonably possible. You may anonymously report violations or suspected violations of the Policy at https://portal3.redflagreporting.com/fuelcell-landing-page/or by calling the Whistleblower Hotline at 888-727-2324. Additional information regarding reporting violations can be found in the Company’s Whistleblower Policy, which is posted on the Company’s Intranet site.

III. SECTION 16 INDIVIDUALS AND KEY EMPLOYEES

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Insider Trading Policy

A. Section 16 Individuals.  Each member of the Company’s Board of Directors (“Board”), those officers of the Company designated by the Board to be “Section 16 officers” of the Company, and their respective family members and others in their households, are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”) (the “Section 16 Individuals”). Section 16 Individuals must obtain prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section VI.C. below.

B. Key Employees.  The Company considers active employees or others who previously have received grants of stock options, restricted stock or restricted stock units under the Company’s Employee Stock Purchase Plan, 2018 Omnibus Incentive Plan, as amended and restated, or any other similar plan hereinafter adopted by the Company (each, a “Plan”), to be key employees (“Key Employees”) because of their position with the Company and their possible access to material nonpublic information.

IV. ADMINISTRATION OF THE POLICY/COMPLIANCE OFFICER

The Company has designated its General Counsel as its insider trading compliance officer (the “Compliance Officer”) for the purposes of the Policy. The Compliance Officer will review and either approve or prohibit all proposed trades by Section 16 Individuals in accordance with the procedures set forth in Section VI.C. below.

In addition to the trading approval duties described in Section VI.C. below, the duties of the Compliance Officer include the following:

a.	Administering the Policy and monitoring and enforcing compliance with all Policy provisions and procedures.

b. Responding to all inquiries relating to the Policy and its procedures.

c.	Designating and announcing special trading blackout periods during which certain Insiders may not trade in Company securities.

d.

Providing copies of the Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer determines have access to material nonpublic information concerning the Company.

e.

Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”); and assisting in the preparation and filing of all required SEC

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Insider Trading Policy

reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and, if applicable, Schedules 13D and 13G.

f.	Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.

g.

Maintaining as Company records originals or copies of all documents required by the provisions of the Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and, if applicable, Schedules 13D and 13G.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

V. DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A. “Material” Information

Information about the Company is “material” if there is a substantial likelihood that it would be significant for the investment or voting decisions of a reasonable shareholder or investor, or if there is a substantial likelihood that the disclosure of the information would significantly alter the total mix of information in the marketplace about the Company. If an investor would want to buy or sell securities based on the information, the information should be considered material. In simple terms, material information is any type of information that could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

●	Financial performance, especially quarterly and year-end earnings and significant changes in financial performance or liquidity;

●	Projections of future earnings or losses, or other earnings guidance;

●	Potential mergers and acquisitions, tender offers, or the sale of significant Company assets or subsidiaries;

●	A pending or proposed acquisition or disposition of a significant asset;

●	A pending or proposed joint venture;

●	Significant related party transactions;

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Insider Trading Policy

●	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof;

●	Major discoveries or significant changes or developments in products or product lines, research or technologies;

●	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns;

●	A change in the Company’s pricing or cost structure;

●	A declaration of a stock split, public or private securities/debt offerings, or changes in Company dividend policies or amounts;

●	A Company restructuring or significant changes in senior management;

●	Significant labor disputes or negotiations;

●	Actual, pending or threatened major litigation, or the resolution of such litigation;

●	Impending bankruptcy or the existence of severe liquidity problems;

●	Possible proxy fights;

●	An imminent change in the Company’s credit rating by a rating agency;

●	Voluntary calls of debt or preferred stock of the Company;

●	The contents of forthcoming publications that may affect the market price of Company securities;

●	The imposition of a ban on trading in Company securities;

●	Statements by stock market analysts regarding the Company and/or its securities; and

●Bank borrowings or other financing transactions out of the ordinary course.

B. “Nonpublic” Information

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services and financial news services. For the purposes of

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the Policy, information will be considered public, i.e., no longer “nonpublic,” after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C. Information Concerning Other Companies

In the course of his or her association with the Company, an Insider may have access to information that is material and nonpublic in relation to other companies, including, but not limited to, customers, partners and competitors of the Company. For example, an Insider may possess nonpublic information that a major prospective customer has chosen to purchase the Company’s products over those of a competitor. Such material and nonpublic information is the property of the Company and trading, tipping or rendering trading advice relating to the securities of such other companies while aware of such material and nonpublic information could violate federal and state securities laws. In addition, inappropriate trading, tipping or trading advice by Insiders could irretrievably damage the Company’s customer or partner relationships. For these reasons, the Company prohibits Insiders from trading, tipping and rendering trading advice relating to other companies while aware of information that is material and nonpublic relating to such companies.

D. Consult the Compliance Officer for Guidance

Any Insider who is unsure whether the information that he or she possesses is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VI. STATEMENT OF COMPANY POLICY AND PROCEDURES

A. Prohibited Activities

1.

No Insider may trade (buy, sell or gift) in Company securities, whether directly or through family members or other persons or entities, while aware of material nonpublic information concerning the Company.

2.	No Insider may trade in Company securities during any special trading blackout periods applicable to such Insider as designated by the Compliance Officer.

3.	No Insider may trade in Company securities outside of the applicable “trading windows” described in Section VI.B. below.

4.

No Section 16 Individual may trade in Company securities unless the trade(s) have been approved by the Compliance Officer in accordance with the procedures set forth in Section VI.C. below. To the extent possible, Section 16 Individuals and Key Employees should retain all records and documents that support their reasons for making each trade.

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Insider Trading Policy

5.	The Compliance Officer may not trade in Company securities unless the trade(s) have been approved by the Chief Executive Officer in accordance with the procedures set forth in Section VI.C. below.

6.

No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person (including spouses, parents, children, siblings or other persons who are expected to hold such “tip” in confidence, individual investors, or members of the investment community and/or news media), unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer. In particular, no Insider may disclose material nonpublic information to any holder of Company securities, or to any analyst, broker, dealer, investment adviser, investment company, institutional investment manager, or anyone associated with any of these securities professionals, unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer.  In any instance in which such information is disclosed to outsiders, the Company will take such steps as necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of the Policy and/or to sign a confidentiality agreement.  In the case of inadvertent disclosure to a holder of Company securities or to a securities professional who does not expressly agree to preserve the confidentiality of the information, the Company will take steps as necessary to disseminate promptly the information to the general public. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

7.

Any person who owes an Insider an express duty of trust or confidence or with whom the Insider has a history of sharing confidences, such as a spouse, parents, children and siblings, who trades on the basis of material nonpublic information the Insider may have told them, is liable for violating the insider trading rules under what is referred to as the “misappropriation” theory. As a result, Insiders should refrain from “tipping” these people to ensure that they do not trade until the information is public or no longer material.

8.

No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company, except that Insiders should advise other Insiders not to trade if trading by such other Insiders might violate the law or the Policy.

9.	No Insider may trade in any interest or position relating to the future price of Company securities or the securities of the Company’s competitors, such as a put, call or short sale.

10.

No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) trade in the securities of the other public company while aware of such material nonpublic information concerning that company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone

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Insider Trading Policy

concerning the other public company while aware of such material nonpublic information about that company.

11.

Without the specific approval of the Chief Executive Officer or the Compliance Officer, no Insider shall respond to market rumors or otherwise make any public statements regarding the Company or its prospects. This includes responding to or commenting on Internet-based bulletin boards or chat rooms. If you become aware of any rumors or false statements, you should report them to the Compliance Officer.

12.	In addition, the Company is prohibited from trading in Company securities on the basis of material nonpublic information.

B. Trading Windows and Blackout Periods

1. No Trading During Blackout Periods.   Subject to Section VI.B.2. below and provided none of the restrictions on trading in Company securities set forth in Section VI.A. apply, Insiders may not trade in Company securities during the blackout period which begins five (5) trading days before the end of each fiscal quarter until after the close of trading on the second full day of trading after the Company’s widespread public release of quarterly or year-end earnings.

2. No Trading During Trading Windows While Aware of Material Nonpublic Information.   Notwithstanding the provisions of Section VI.B.1. above, any Insider who is aware of material nonpublic information concerning the Company may trade in Company securities during a trading window only after the close of trading on the second full trading day following the Company’s widespread public release of the material nonpublic information.

3. No Trading During Special Blackout Periods.   No Insiders identified by the Compliance Officer as being subject to a special blackout period may trade in Company securities during such special blackout period. The Compliance Officer may, following consultation with the Chief Executive Officer, declare such special blackout periods from time to time as conditions warrant. No Insider, whether or not subject to a special black out period, may disclose to any outside third party that a special blackout period has been designated.

4. Exceptions for Hardship Cases.   The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section VI.C.2 below.

C. Pre-Clearance Procedures for Approving Trades by Section 16 Individuals and Hardship Cases

1. Section 16 Individual Trades.   Except as otherwise provided herein, no Section 16 Individual may trade in Company securities until:

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Insider Trading Policy

(a)	the Section 16 Individual has notified the Compliance Officer in writing at least three business days prior to the proposed trade(s) of the amount and nature of the proposed trade(s), and

(b)

the Section 16 Individual has certified to the Compliance Officer no more than three business days prior to the proposed trade(s) that he or she is not aware of any material nonpublic information concerning the Company.

The notice and certification required by this Section VI.C.1 shall be given using the form attached hereto as Exhibit A. Beginning at the time approval is given by the Compliance Officer and for forty-eight (48) hours thereafter, provided that the facts referred to in this Section VI.C.1 remain correct, the Section 16 Individual may trade in securities of the Company. Following such period, a new notice pursuant to this Section VI.C.1 must be given and pre-clearance approval from the Compliance Officer obtained in order for the Section 16 Individual to trade in Company securities. Notwithstanding the foregoing, a Section 16 Individual seeking to trade pursuant to an approved Rule 10b5-1 Plan (as defined below) in accordance with Section VI.F. need not seek pre-clearance from the Compliance Officer before each trade takes place; however, such Section 16 Individual must obtain the Compliance Officer’s approval of the proposed Rule 10b5-1 Plan before it is adopted. The decision to trade shall be the responsibility of the Section 16 Individual, regardless of whether the trade is pre-cleared or not. Pre-clearance does not constitute legal advice on whether or not to make a trade.

2. Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship or other hardships only after:

(a)	the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s), and

(b)

the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not aware of any material nonpublic information concerning the Company.

3. Compliance Officer Trades.  If the Compliance Officer desires to complete any trades involving Company securities, he or she must first obtain the approval of the Chief Executive Officer of the Company.

4. No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer (or, in the case of any trade by the Compliance Officer, the Chief Executive Officer of the Company) to approve any trades requested by any Section 16 Individual, hardship applicant or the Compliance Officer. The Compliance Officer may reject any trading requests at his or her sole reasonable discretion.

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Insider Trading Policy

D. Transactions Under Employee Benefit Plans

1.Equity Incentive Plans.The trading prohibitions and restrictions of the Policy apply to all sales of securities acquired through the exercise of stock options or of restricted stock granted by the Company, but not to the acquisition of securities through such exercises.

2.Employee Stock Purchase Plans. The trading prohibitions and restrictions of the Policy do not apply to periodic contributions to the Company’s Employee Stock Purchase Plan.

E. Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in the Policy will be superseded by any greater prohibitions or restrictions under federal or state securities laws and regulations, such as short-swing trading prohibitions by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act.

For example, Section 16 Individuals will also be required to comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that (a) Section 16 Individuals will be required to report transactions in Company securities (usually within two business days of the date of the transaction) and (b) Section 16 Individuals who purchase and sell Company securities within a six-month period will be required to disgorge all profits to the Company whether or not they had knowledge of any material nonpublic information.  For the purpose of determining the amount of profit, it does not matter whether the purchase or sale occurs first or if the same shares are involved in each of the purchase and sale transactions. Purchase and sale transactions are matched using the “lowest-in, highest-out” approach, so when there is a series of transactions during the six-month period, the highest sale price is matched with the lowest purchase price, then the next highest sale price is matched with the next lowest purchase price, and so forth, regardless of the order in which such transactions actually occurred. The differences are then totaled to determinate the recoverable profits. Losses cannot be offset against gains under this method.  As a result, it is entirely possible for a Section 16 Individual to have an actual loss on a series of transactions but a substantial profit payable under Section 16 of the Exchange Act.

F. Exception for Transfers Pursuant to Rule 10b5-1 Plans

(a) Rule 10b5-1 Plans.  Under Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”), persons violate the insider trading rules if they trade in a company’s securities at a time when they are aware of material nonpublic information about the company regardless of whether they used the information in making the trade. However, a person will not violate Rule 10b5-1 if, prior to becoming aware of the information, the person entered into a binding contract for the sale or purchase of the securities, provided instructions to another person to execute the trade, or adopted a written plan for trading securities. Such contracts, irrevocable instructions and plans are referred to herein as “Rule 10b5-1 Plans” or “plans”. Any person desiring to enter into a Rule 10b5-1 Plan must enter into the plan at a time when he or she is not aware of any material nonpublic information

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about the company whose securities are to be traded. Once entered into, in order to be fully protected such person cannot deviate from the plan in any respect at a time he or she is aware of any material nonpublic information about that company. Rule 10b5-1 generally (i) prohibits a person from having more than one plan in place at the same time; (ii) restricts persons (other than the Company) from relying on a single-trade plan more than once during any 12-month period; and (iii) requires that, once a Rule 10b5-1 Plan is adopted, the person must act in good faith with respect to the plan and not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. In addition, pursuant to Rule 10b5-1, the plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. For persons other than the Company itself, a Rule 10b5-1 Plan must provide for a waiting period between the date of signing and the earliest possible trade date under the Rule 10b5-1 Plan (a “cooling-off period”). For Section 16 Individuals, the first trade may not occur under a Rule 10b5-1 Plan until the later of (i) 90 days after the adoption of the plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K relating to the quarter in which the plan was adopted, subject to a maximum of 120 days after adoption of the plan. For persons who are not Section 16 Individuals, the first transaction under a Rule 10b5-1 Plan may not occur until 30 days after the date upon which the trading plan was established. Modifications of a Rule 10b5-1 Plan will trigger a new cooling-off period if the modification changes the amount, price, or timing of trades, including a change to a formula that affects these inputs. Modifications of a Rule 10b5-1 Plan do not trigger a new cooling-off period if such changes are immaterial or administrative, such as an adjustment for stock splits or a change in account information.

(b)Procedures.  No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under the Policy unless:

1.The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1;

2.	The Compliance Officer has approved the Rule 10b5-1 Plan, and has certified such approval in writing in advance of the first trade thereunder; and

3.	The person establishing the Rule 10b5-1 Plan has certified to the Compliance Officer in writing that:

(i)

Such person is not in possession of material nonpublic information concerning the Company and all such trades to be made pursuant to the Rule 10b5-1 Plan will be made in accordance with the Exchange Act and the Securities Act; and

(ii)	The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1.

For Section 16 Individuals, the Rule 10b5-1 Plan must include a representation certifying that such person is not aware of any material nonpublic information about the Company and that such person

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is adopting the Rule 10b5-1 Plan in good faith and not as a scheme to evade the prohibitions of Rule 10b-5.

No approval by the Compliance Officer shall be considered as evidence of the Compliance Officer’s or the Company’s determination that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1. It shall be the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any proposed Rule 10b5-1 Plan. The Compliance Officer may reject any proposed Rule 10b5-1 Plans at his or her sole reasonable discretion.

G.Confidentiality Guidelines

To provide more effective protection against the disclosure of material non-public information, the Company has adopted the Confidentiality Guidelines attached hereto as Exhibit B. Each Insider must read and be familiar with these guidelines.  These guidelines are not intended to be exhaustive and therefore, additional measures to secure the confidentiality of information should be undertaken as deemed appropriate under the circumstances.  Any Insider who is unsure as to his or her responsibilities under these guidelines must consult the Compliance Officer for guidance before acting.

H.         Post-Termination Transactions

The Policy shall apply to transactions in Company securities even after termination of an Insider’s service with the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.

VII. POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A. Civil and Criminal Penalties

Trading in the Company’s securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities, is prohibited by federal and state laws. Punishment for insider trading violations is severe and could include significant fines and imprisonment. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay civil penalties and/or suffer criminal penalties. Federal securities laws also impose potential liability on the Company, if it fails to take reasonable steps to prevent insider trading by company personnel.

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Insider Trading Policy

B. Company Discipline

Violation of the Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause whether or not the employee’s failure to comply results in a violation of law.

C. Reporting of Violations

Any Insider who violates the Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon determining that any such violation has occurred, the Compliance Officer, in consultation with the Company’s Chief Executive Officer and, where appropriate, the Chair of the Audit, Finance and Risk Committee of the Board, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.

VIII. INQUIRIES/COMPANY ASSISTANCE

Inquiries regarding any of the provisions or procedures of the Policy, its application to any proposed transaction or additional guidance should be directed to the Compliance Officer.

FuelCell Energy, Inc.

Insider Trading Policy Receipt and Acknowledgment

Upon first receiving a copy of the FuelCell Energy, Inc. Insider Trading Policy or any revised version (the “Policy”), each “Section 16 Individual” and each “Key Employee” (as such terms are defined in the Policy) must sign and return to the Compliance Officer (as designated in the Policy) the following receipt and acknowledgement.

I, _______________________________________, hereby acknowledge that I have read and understand the FuelCell Energy, Inc. Insider Trading Policy (the “Policy”) and agree to comply with its terms for as long as I am subject to the Policy. I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.  I further understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the Policy may subject me to discipline by FuelCell Energy, Inc. up to and including termination for cause.

______________________________ ________________________

Signature Date

______________________________

(Print Name)

4921-4825-8311.2

EXHIBIT A

FUELCELL ENERGY, INC.

INSIDER TRADING POLICY

Pre-Clearance Notice and Certification

To the Compliance Officer:

I hereby notify you of my intent to trade in securities of FuelCell Energy, Inc. (the “Company”). The amount and nature of the proposed trade is as follows:

Sell ______ shares of Company Common Stock in the open market

Purchase ______ shares of Company Common Stock in the open market

Give ______ shares of Company Common Stock as a gift

Other (explain)____________________________________________________

______________________________________________________________________

I understand that I am not authorized to trade in Company securities in reliance upon this Notice and Certification until _______________ (insert the date that is four business days after the date hereof), and that such authorization to trade will continue until _______________ (insert the date that is six business days after the date hereof). I understand that if I have not completed my proposed trade by the last date of the authorization period set forth in the immediately preceding sentence, I must submit a new Notice and Certification in order to trade in Company securities.

I hereby certify that I am not aware of material nonpublic information concerning the Company.  I confirm that the trade will be made during a “Trading Window.”

Date:____________________ Signature:_________________________________

Print Name:_______________________________

EXHIBIT B

FUELCELL ENERGY, INC.

INSIDER TRADING POLICY

Confidentiality Guidelines

These Guidelines are intended to help safeguard confidential Company information and ensure compliance with our Insider Trading Policy. While these Guidelines are not meant to be all inclusive, they will provide you with direction on how to handle documents and inquiries regarding Company confidential business information.

In compliance with our Insider Trading Policy, you should:

a.	Immediately report to a member of senior management or the legal department any inappropriate use of Company confidential information.

b.	Politely decline to comment with respect to outside inquiries (from stock analysts and brokers, the media, etc.). All inquiries should immediately be referred to the Company’s head of Investor Relations for proper follow up.

c.	Use code names for sensitive projects.

d.	Use secure passwords to restrict access to sensitive information on all computer systems and electronic devices.

e.	Follow established Company security and visitor policies. This includes but is not limited to restricting access to all areas (both on company property and offsite where company information, materials, etc. may be stored) which may contain material, non-public information that may be documented or discussed.

f.	Lock up or shred confidential documents in accordance with the Company’s document retention policy.

g.	Mark sensitive documents “Confidential” and use sealed envelopes marked “Confidential” when dealing with confidential information.

h.	Restrict the copying and sharing of sensitive documents.

i.	In advance of any disclosure, obtain a non-disclosure agreement from anyone who will be granted access to Company confidential information. Please contact the Legal Department for any questions regarding proper protocol concerning non-disclosure agreements.

j.	Limit access of sensitive materials to those on a need to know basis only.

k.	Never leave confidential documents unattended.

l.	Specifically inform employees who are exposed to confidential information of the sensitive nature of such information and the need to maintain confidentiality.

m.	Ensure when you are copying for or forwarding sensitive information or materials to persons you have identified and verified that the recipients are the correct receivers of such information. When using electronic communication tools, include read/delivered receipts as appropriate. Ensure all electronic transmissions contain the Company message which identifies that “This transmittal and any attached files may contain proprietary or confidential information belonging to FuelCell Energy, Inc. If you are not the intended recipient, you are hereby notified that you have received this transmittal in error. Any review, disclosure, use, dissemination, distribution or copying of this information is strictly prohibited. If you suspect that you have received this communication in error, please notify us immediately by telephone at 1.203.825-6000, or e-mail at itsupport@fce.com and immediately delete this message and all its attachments.”

n.	Avoid discussion of confidential matters in public places such as hallways, restrooms or eating facilities where conversations of a confidential nature may be overheard.

o.	Not engage in confidential conversations without ensuring you are communicating only to those who have a need to know.